De Leon & Company, P.A.

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
510 NW 159th Lane
Pembroke Pines, Florida 33028
(954) 445-6478 fax 1-888-640-6161 WWW.DELEONCPAS.COM

The CPA. Never Underestimate The Value.®

November 28, 2017

To the Board of Directors of Highlight Networks, Inc.

We agree with the statements contained on Form 8-K dated November 28, 2017 pertaining to Item 4.01 Changes in Registrant's Certifying Accountant except for the following fact. On November 22, 2017 De Leon & Company, P.A. terminated the auditor/client relationship between De Leon & Company, P.A., and Highlight Networks, Inc. by submitting a resignation letter to Highlight Networks, Inc. on November 22, 2017.

Sincerely,

De Leon & Company, P.A.